
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   QTR-3
<FISCAL-YEAR-END>                          OCT-31-1994
<PERIOD-END>                               JUL-31-1994
<CASH>                                      10,878,064
<SECURITIES>                                         0
<RECEIVABLES>                                3,468,011
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             140,392,644<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                 126,979,028<F2>
<TOTAL-LIABILITY-AND-EQUITY>               140,392,644<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            14,258,642<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                            10,952,882
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              3,305,760
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          3,305,760
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 3,305,760
<EPS-PRIMARY>                                    16.81<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $121,506,649,investment in joint venture of $2,754,905, net deferred expenses of $1,491,838 and other assets of $293,177.
<F2>Other Stockholder's Equity represents partners' capital.
<F3>Liabilities include accounts payable and accrued liabilities of $752,740, minority interest in joint venture of $8,683,932, and other liabilities of $3,976,944.
<F4>Total revenue includes rent of $13,585,788; equity in earnings of joint venture of $252,789 and interest and other revenue of $420,065.
<F5>Represents net income per Unit of limited partnership interest.

